Exhibit 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Thomas Schiller
(949) 231-3061	(949) 231-4700
Dwight W. Decker to Retire from Skyworks’ Board of Directors
David J. McLachlan to Serve as Company’s New Chairman of the Board
WOBURN, Mass., January 28, 2008—Skyworks Solutions, Inc. (NASDAQ:SWKS), an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity, today announced that Dwight W. Decker, will retire as Skyworks’ Chairman of the Board of Directors effective with the company’s annual shareholder meeting to be held in March 2008. David J. McLachlan, currently the chairman of the Audit Committee of Skyworks’ Board of Directors, will serve as Skyworks’ new Chairman of the Board.
     “Dwight Decker has been instrumental in guiding Skyworks to its leadership position in mobile connectivity semiconductors,” said David. J. Aldrich, president and chief executive officer of Skyworks. “On behalf of the entire Skyworks team, we thank Dwight for his strong commitment to our business and his many contributions over the years. We wish him well in his retirement.”
     Dr. Decker has been Skyworks’ Chairman of the Board since June 2002. He has also served as Chairman of the Board of Conexant Systems, Inc. since December 1998 and as a director since 1996. Mr. McLachlan has been a Skyworks director since 2000. He was executive vice president and chief financial officer of Genzyme Corp. from 1989 to 1999 and later was a senior advisor to Genzyme’s chairman and chief executive officer. Mr. McLachlan serves on the Board of Directors of Dyax Corp. and HearUSA, Ltd.
About Skyworks
Skyworks Solutions, Inc. is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. The company’s power amplifiers, front-end modules and direct conversion transceivers are at the heart of many of today’s leading-edge multimedia handsets. Leveraging core technologies, Skyworks also offers a diverse portfolio of linear products that support automotive, broadband, cellular infrastructure, industrial and medical applications.

Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at www.skyworksinc.com.
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